Exhibit 99

Contact:	610-337-1000	For Immediate Release:
	Robert W. Krick, ext. 13645	July 27, 2010
Brenda A. Blake, ext. 13202
UGI Reports Third Quarter Results, Updates Guidance
VALLEY FORGE, Pa., July 27 — UGI Corporation (NYSE: UGI) today reported net income attributable to UGI of $3.4 million, or $0.03 per diluted share, for the quarter ended June 30, 2010, compared to a net loss attributable to UGI of $(3.6) million, or $(0.03) per diluted share, for the third quarter of fiscal 2009. Results for the prior year period include a previously reported charge of $10.0 million, or $0.09 per diluted share, related to competition authority proceedings in France.
Lon R. Greenberg, chairman and chief executive officer of UGI, said, “The overall financial performance of each of our business units was in line with our expectations, given the adverse effect of significantly warmer than normal weather principally in our domestic utility and propane businesses. We continued to make good progress during the quarter on our previously disclosed gas-fired generation and liquefied natural gas midstream investments and we remain on schedule to complete these projects in the summers of 2011 and 2012, respectively. In addition, we continue to make progress in implementing our strategy of growing our domestic and international propane businesses through the acquisition of quality marketers in the areas we serve.
Given our assessment of our business prospects for the remainder of the year, but excluding the previously-announced gain on the sale of Atlantic Energy of approximately $0.15 per share, we continue to expect to report earnings per share of between $2.20 and $2.30 for the full fiscal year ending September 30, 2010.”
Segment Performance (Millions, except where otherwise indicated)
AmeriGas Propane:

For the three months ended June 30,	2010	2009	Increase (decrease)
Revenues	$396.6	$372.7	$23.9	6.4%
Total margin (a)	$160.8	$162.4	$(1.6)	(1.0)%
Partnership EBITDA	$27.2	$25.4	$1.8	7.1%
Operating income	$5.3	$4.4	$0.9	20.5%
Retail gallons sold	150.1	160.0	(9.9)	(6.2)%
Degree days — % colder (warmer) than normal	(17.0)%	(2.8)%

Net income attributable to UGI	$(2.9)	$(2.9)	$—	—
•	Volume declined primarily due to weather that was 14.7% warmer than the prior year period and, to a lesser extent, continued customer conservation.
•	Total margin decreased as the impact of lower volumes sold was partially offset by slightly higher average retail unit margins.
•	EBITDA increased as the decline in total margin was more than offset by reduced operating and administrative expenses.
•	The reduction in operating and administrative expenses resulted primarily from lower compensation and benefits expenses.
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UGI Reports Third Quarter Results, Updates Guidance	Page 2
International Propane (in euros, except where otherwise indicated):

For the three months ended June 30,	2010	2009	Increase (decrease)
Revenues	€144.5	€121.0	€23.5	19.4%
Total margin (a)	€61.5	€71.6	€(10.1)	(14.1)%
Operating income	€1.3	€1.2	€0.1	8.3%
Antargaz retail gallons sold	49.3	48.1	1.2	2.5%
Antargaz degree days — % (warmer) than normal	(9.6)%	(29.3)%

Net loss attributable to UGI (in USD)	$(3.5)	$(8.0)	$4.5	56.3%
•	Antargaz volume increased primarily as a result of spring weather which, although warmer than normal, was colder than the prior year period.
•	Total margin decreased due to the return of more normal unit margins at Antargaz in the current quarter partially offset by higher volumes sold. The unusually high margins experienced in the prior-year quarter resulted from a significant decline in product costs in Europe during the 2009 heating season. Flaga’s total margin was also lower than last year principally reflecting lower retail unit margins.
•	Operating income increased slightly from the prior year period, as the decrease in total margin was offset by the absence of the €7.1 million charge related to competition authority proceedings in France and lower operating and administrative expenses at both Antargaz and Flaga.
•	Despite the increase in operating income, loss before income taxes increased to €(4.9) million from €(3.3) million in the prior year, reflecting a loss resulting from provisions related to the shut down of a storage facility.
Gas Utility:

For the three months ended June 30,	2010	2009	Increase (decrease)
Revenues	$149.1	$176.9	$(27.8)	(15.7)%
Total margin (a)	$66.1	$67.1	$(1.0)	(1.5)%
Operating income	$13.8	$12.9	$0.9	7.0%
System throughput — billions of cubic feet (“bcf”)	28.0	25.8	2.2	8.5%
Degree days — % (warmer) than normal	(26.4)%	(6.5)%

Net income attributable to UGI	$2.4	$1.3	$1.1	84.6%
•	Weather was 21% warmer than the prior year period.
•	Volumes sold and transported to core market customers declined due to the significantly warmer weather. Despite this decrease in throughput to core market customers, total system throughput increased due to higher volumes delivered to lower margin interruptible delivery service customers.
•	Total margin decreased as the impact of the decline in core market volumes was only partially offset by the beneficial impact of the higher authorized base rates at PNG Gas and CPG Gas.
•	Operating income increased as lower total margin was more than offset by the effect of lower operating and administrative expenses.
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UGI Reports Third Quarter Results, Updates Guidance	Page 3
Electric Utility:

For the three months ended June 30,	2010	2009	Increase (decrease)
Revenues	$25.3	$30.8	$(5.5)	(17.9)%
Total margin (a)	$8.1	$9.4	$(1.3)	(13.8)%
Operating income	$2.6	$3.3	$(0.7)	(21.2)%
Distribution sales — millions of kilowatt hours (“gwh”)	218.6	209.8	$8.8	4.2%

Net income attributable to UGI	$1.2	$1.7	$(0.5)	(29.4)%
•	Kilowatt-hour sales were higher than the prior-year period reflecting the impact of warmer weather on air-conditioning-related sales.
•	The decrease in total margin is a result of lower average unit margins under default service rates which became effective January 1, 2010.
•	The decrease in operating income reflects the decrease in total margin partially offset by slightly lower operating and administrative expenses.
Energy Services:

For the three months ended June 30,	2010	2009	Increase (decrease)
Revenues	$198.6	$223.4	$(24.8)	(11.1)%
Total margin (a)	$21.3	$23.0	$(1.7)	(7.4)%
Operating income	$6.9	$8.6	$(1.7)	(19.8)%

Net income attributable to UGI	$5.5	$5.1	$0.4	7.8%
•	The decrease in total margin reflects lower sales volume and lower unit margins in both electric generation and natural gas marketing partially offset by higher sales from retail power marketing and, to a lesser extent, an increase in margin contribution from asset management activities.
•	Net income attributable to UGI increased as lower operating income was more than offset by the effect of lower tax expense that included the benefit of tax credits related to a recently completed solar project.
(a)	Total margin represents total revenues less total cost of sales. Total margin for Electric Utility represents total revenues less total cost of sales and revenue-related taxes.
About UGI
UGI is a holding company with propane marketing, utility and energy marketing subsidiaries. Through subsidiaries, UGI owns 44% of AmeriGas Partners, L.P., the nation’s largest retail propane marketer, and owns Antargaz, one of the largest LPG distributors in France.
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UGI Reports Third Quarter Results, Updates Guidance	Page 4
UGI Corporation will hold a live Internet audio webcast of its conference call to discuss third quarter earnings and other current activities at 4:00 PM ET on Wednesday, July 28, 2010. Interested parties may listen to the audio webcast both live and in replay on the Internet at http://investor.shareholder.com/ugi/events.cfm or at the company website http://www.ugicorp.com and click on Investor Relations. A telephonic replay will be available from 7:00 PM ET on July 28 through midnight Friday, July 30. The replay may be accessed at 1-800-642-1687, passcode 67798905 and International access 1-706-645-9291, passcode 67798905.
Comprehensive information about UGI Corporation is available on the Internet at http://www.ugicorp.com
This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. Among them are adverse weather conditions, cost volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil, increased customer conservation measures, the impact of pending and future legal proceedings, and domestic and international political, regulatory and economic conditions including currency exchange rate fluctuations, particularly the euro. You should read UGI’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. UGI undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

C — 11	###	7/27/10

UGI CORPORATION
REPORT OF EARNINGS
(Millions of dollars, except per share)
(Unaudited)

	Three Months Ended		Nine Months Ended		Twelve Months Ended
	June 30,		June 30,		June 30,
	2010	2009	2010	2009	2010	2009
Revenues:
AmeriGas Propane	$396.6	$372.7	$1,939.3	$1,923.1	$2,276.3	$2,448.3
International Propane	191.8	164.9	885.1	780.6	1,059.8	969.2
Gas Utility	149.1	176.9	922.3	1,130.1	1,033.2	1,262.8
Electric Utility	25.3	30.8	90.9	104.8	124.6	140.7
Energy Services	198.6	223.4	949.5	1,007.1	1,167.1	1,365.2
Corporate & Other (a)	0.5	(6.5)	(86.1)	(67.2)	(100.7)	(118.5)

Total revenues	$961.9	$962.2	$4,701.0	$4,878.5	$5,560.3	$6,067.7

Operating income (loss):
AmeriGas Propane	$5.3	$4.4	$261.2	$317.2	$244.4	$315.4
International Propane	2.9	0.3	127.6	154.1	124.9	155.2
Gas Utility	13.8	12.9	168.6	149.8	172.3	149.3
Electric Utility	2.6	3.3	11.1	13.8	12.7	16.8
Energy Services	6.9	8.6	75.4	60.0	80.2	70.0
Corporate & Other (a)	(0.3)	(0.7)	(3.5)	(1.9)	(1.8)	(0.3)

Total operating income	31.2	28.8	640.4	693.0	632.7	706.4

Loss from equity investees	(1.9)	—	(1.9)	(0.8)	(4.2)	(1.6)
Interest expense:
AmeriGas Propane	(17.0)	(17.2)	(50.2)	(53.7)	(66.8)	(71.5)
International Propane	(6.0)	(6.5)	(19.4)	(19.7)	(26.3)	(27.7)
Gas Utility	(10.0)	(10.3)	(30.5)	(31.7)	(41.0)	(40.5)
Electric Utility	(0.4)	(0.5)	(1.3)	(1.3)	(1.7)	(1.8)
Corporate & Other, net (a)	(0.2)	(0.1)	(0.5)	(0.3)	(0.5)	(0.1)

Total interest expense	(33.6)	(34.6)	(101.9)	(106.7)	(136.3)	(141.6)

(Loss) income before income taxes	(4.3)	(5.8)	536.6	585.5	492.2	563.2
Income tax benefit (expense)	0.1	(6.4)	(162.5)	(172.0)	(149.6)	(167.6)

Net (loss) income	(4.2)	(12.2)	374.1	413.5	342.6	395.6
Less: net loss (income) attributable to noncontrolling interests, principally in AmeriGas Partners, L.P.	7.6	8.6	(115.2)	(144.0)	(94.7)	(132.4)

Net income (loss) attributable to UGI Corporation	$3.4	$(3.6)	$258.9	$269.5	$247.9	$263.2

Earnings (loss) per share attributable to UGI shareholders:
Basic	$0.03	$(0.03)	$2.37	$2.49	$2.27	$2.43

Diluted	$0.03	$(0.03)	$2.35	$2.47	$2.25	$2.41

Average common shares outstanding (thousands):
Basic	109,683	108,592	109,331	108,407	109,210	108,316

Diluted	110,699	108,592	110,188	109,207	110,126	109,214

Supplemental information:
Net income (loss) attributable to UGI Corporation:
AmeriGas Propane	$(2.9)	$(2.9)	$56.5	$71.6	$49.9	$67.0
International Propane	(3.5)	(8.0)	70.5	86.7	62.1	81.3
Gas Utility	2.4	1.3	83.5	71.4	82.4	65.8
Electric Utility	1.2	1.7	5.7	7.3	6.4	8.8
Energy Services	5.5	5.1	46.1	35.4	48.8	41.0
Corporate & Other (a)	0.7	(0.8)	(3.4)	(2.9)	(1.7)	(0.7)

Total net income (loss) attributable to UGI Corporation	$3.4	$(3.6)	$258.9	$269.5	$247.9	$263.2

(a)	Corporate & Other includes the elimination of certain intercompany transactions.